Exhibit 107.1

Calculation of Filing Fee Tables

Form S-3

(Form Type)

BRT Apartments Corp.

(Exact Name of Registrant as Specified in its Charter)

Security Type	Security Class Title	Fee Calculation Rule (2)	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.01 per share	Rule 457(c)	700,000 (1)	$15.59	$10,913,000	$0.00014760	$1,610.76
Total Offering Amounts				$15.59	$10,913,000	$0.00014760	$1,610.76
Total Fees Previously Paid
Total Fee Offsets							-
Net Fee Due							$1,610.76

(1)	Pursuant to Rule 416 under the Securities Act, the shares of common stock being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 (c) and (h) under the Securities Act. The proposed maximum offering price per unit, proposed maximum aggregate offering price and the amount of the registration fee are based on the average of the high and low prices of the Registrant’s common stock on the New York Stock Exchange on March 7, 2024.